October 2025

Preliminary Pricing Supplement No. 11,176

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 8, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Fully and Unconditionally Guaranteed by Morgan Stanley

As further described below, we, Morgan Stanley Finance LLC (“MSFL”), will redeem the notes in accordance with the risk neutral valuation model determination noted herein. Any redemption payment will be at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

Subject to the call feature, interest will accrue and be payable on the notes quarterly, in arrears, (i) from the original issue date to October 21, 2026: at a rate of 9.00% per annum and (ii) from October 21, 2026 to maturity: at a variable rate equal to 9.00% per annum for each calendar day that the 10-Year Constant Maturity Treasury Rate (“10CMT”) is greater than or equal to 0.00% and less than or equal to 5.00% (which we refer to as the reference rate range). Consequently, if, on any day, the level of 10CMT is not within the reference rate range, no interest will accrue for such day. These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes with respect to any day during the floating interest rate period on which the condition listed above is not met.

For further discussion of risks related to the notes, including risks related to the reference rate, see “Risk Factors” beginning on page 8.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley Finance LLC (“MSFL”)
Guarantor:		Morgan Stanley
Aggregate principal amount:		$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:		$1,000 per note
Stated principal amount:		$1,000 per note
Pricing date:		October , 2025
Original issue date:		October 21, 2025 ( business days after the pricing date)
Maturity date:		October 21, 2040
Interest accrual date:		October 21, 2025
Payment at maturity:		The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Reference rate:		The 10-Year Constant Maturity Treasury Rate (“10CMT”). Please see “Additional Provisions—Reference Rate” below. Please also see “Risk Factors—Risks Relating to the Reference Rate.”
Interest rate:

From and including the original issue date to but excluding October 21, 2026: 9.00% per annum

From and including October 21, 2026 to but excluding the maturity date or any earlier redemption date (the “floating interest rate period”):

For each interest payment period, a variable rate per annum equal to:

(x) 9.00% per annum times (y) N/ACT; where

“N” = the total number of calendar days in the applicable interest payment period on which the reference rate is within the applicable reference rate range (“accrual days”); and

“ACT” = the total number of calendar days in the applicable interest payment period.

If, on any calendar day, the reference rate is not within the reference rate range, interest will accrue at a rate of 0.00% per annum for that day.

Reference rate range:		Greater than or equal to 0.00% and less than or equal to 5.00%
Interest payment period:		Quarterly
Interest payment period end dates:		Unadjusted
Interest payment dates:

The 21st calendar day of each January, April, July and October, beginning January 21, 2026; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Terms continued on the following page
Estimated value on the pricing date:		Approximately $902.50 per note, or within $2.50 of that estimate. See “The Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per note	$1,000	$30(1)
		$5(2)	$965
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each note.

(3)See “Use of Proceeds and Hedging” on page 11.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

Prospectus Supplement dated November 16, 2023   Prospectus dated April 12, 2024

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Terms continued from previous page:
Reference rate cutoff:

The reference rate for any day from and including the fifth U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the reference rate with respect to the fifth U.S. government securities business day prior to such interest payment date. Please see “Additional Provisions—Reference Rate” below.

Call feature:

Beginning on the initial redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day that is at least five but no more than eight business days prior to such redemption date, as selected by the calculation agent (the “determination date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the determination date and (ii) our credit spreads as of the pricing date(s), indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. Any redemption payment will be at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date. If we call the notes, we will give you notice at least 5 business days before the call date specified in the notice. No further payments will be made on the redeemed notes once they have been redeemed. See “The Notes.”

Redemption percentage at redemption date:	100% per note redeemed
Frequency of redemption dates:	Quarterly
Redemption dates:	The 21st calendar day of each January, April, July and October, beginning on the initial redemption date
Initial redemption date:	October 21, 2026
Day-count convention:	30/360
Specified currency:	U.S. dollars
No listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	61766YD57 / US61766YD576
Book-entry or certificated note:	Book-entry
Business day:	New York
Calculation agent:

Morgan Stanley Capital Services LLC.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All values used in the interest rate formula for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on each interest payment date and at maturity. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon

October 2025 Page 2

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

The Notes

The notes offered are debt securities of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. As further described below, interest will accrue and be payable on the notes quarterly, in arrears, (i) from the original issue date to October 21, 2026: at a rate of 9.00% per annum and (ii) from October 21, 2026 to maturity: at a variable rate equal to 9.00% per annum for each calendar day that 10CMT is greater than or equal to 0.00% and less than or equal to 5.00% (which we refer to as the reference rate range). Consequently, if, on any day, the level of 10CMT is not within the reference rate range, no interest will accrue for such day. These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes with respect to any day during the floating interest rate period on which 10CMT is not within the reference rate range. Investors must be willing and able to forgo interest for significant periods of time, including possibly the entire floating interest rate period.

Beginning on the initial redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day that is at least five but no more than eight business days prior to such redemption date, based on the inputs indicated in the call feature terms, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. Any redemption payment will be at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date. If we call the notes, we will give you notice at least five business days before the call date specified in the notice. On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If such money is so deposited, on and after the redemption date, interest will cease to accrue on the notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus. All payments on the notes are subject to our credit risk.

The stated principal amount and issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the issue price. We estimate that the value of each note on the pricing date will be approximately $902.50, or within $2.50 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to 10CMT. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to 10CMT, instruments based on 10CMT, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate and the reference rate range, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates and 10CMT, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

October 2025 Page 3

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

October 2025 Page 4

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Additional Provisions

Reference Rate

“CMT rate” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with a Designated CMT Maturity Index of 10 years, as displayed on Bloomberg page “H15T10Y <Index>,” which page shall replace all references in the accompanying prospectus to Designated CMT Reuters Page; provided that:

￭for the determination of the reference rate on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the reference rate level shall be the reference rate level on the immediately preceding U.S. government securities business day;

￭the “calculation date” and “interest reset date” for each interest determination date shall be such interest determination date; and

￭the following shall replace the last bullet therein:

￭“If fewer than three reference dealers selected by the issuer or its designee are quoting as described above, the CMT rate for that interest determination date will remain the CMT rate for the immediately preceding U.S. government securities business day.”

October 2025 Page 5

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

How the Notes Work

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any year during the floating interest rate period based on the total number of calendar days in a quarterly interest payment period on which 10CMT is within the reference rate range. The table assumes that the interest payment period contains 90 calendar days.

The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual quarterly interest payments during the floating interest rate period will depend on the actual number of calendar days in each interest payment period and the actual level of 10CMT on each day. The applicable interest rate for each quarterly interest payment period during the floating interest rate period will be determined on a per-annum basis but will apply only to that interest payment period.

N	Annualized Rate of Interest Paid
0	0.0000%
15	1.5000%
30	3.0000%
45	4.5000%
60	6.0000%
75	7.5000%
90	9.0000%

Beginning October 21, 2026, it is possible that you could receive little or no interest on the notes. If, on any calendar day during the floating interest rate period, 10CMT is not within the reference rate range, interest will accrue at a rate of 0.00% per annum for that day.

October 2025 Page 6

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Historical Information

The following graph sets forth the historical percentage levels of 10CMT as published by the Board of Governors of the Federal Reserve System for the period from January 1, 2020 to October 7, 2025. The historical levels of 10CMT should not be taken as an indication of its future performance. We cannot give you any assurance that the level of 10CMT will be within the reference rate range on any day during the floating interest rate period. We obtained the information in the graph below from Bloomberg Financial Markets (“H15T10Y Index”), without independent verification.

6
5
4
3
2
1
0
1/1/2020
4/1/2020
7/1/2020
10/1/2020
1/1/2021
4/1/2021
7/1/2021
10/1/2021
1/1/2022
4/1/2022
7/1/2022
10/1/2022
1/1/2023
4/1/2023
7/1/2023
10/1/2023
1/1/2024
4/1/2024
7/1/2024
10/1/2024
1/1/2025
4/1/2025
7/1/2025
10/1/2025

The historical performance shown above is not indicative of future performance. 10CMT may in the future be less than zero or greater than 5.00% for extended periods of time. During the floating interest rate period, you will not receive interest for any day on which 10CMT is not within the reference rate range.

October 2025 Page 7

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. This section describes the material risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Risks Relating to an Investment in the Notes

￭The notes have early redemption risk. Beginning on the initial redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day that is at least five but no more than eight business days prior to such redemption date, based on the inputs indicated in the call feature terms, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. In accordance with the risk neutral valuation model determination noted herein, it is more likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the interest payable on the notes is greater than the interest that would be payable on other instruments of the issuer of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market. If the notes are redeemed prior to their stated maturity date, you will receive no further interest payments on the redeemed notes and may have to re-invest the proceeds in a lower interest rate environment.

￭If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly. It is possible that 10CMT will not be within the reference rate range for so many days during any quarterly interest payment period during the floating interest rate period that the interest payment for that quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero. To the extent that 10CMT is not within the reference rate range during the term of the notes, the market value of the notes may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your notes at such time.

￭For purposes of determining the level of 10CMT, the level of reference rate for any day from and including the fifth U.S. government securities business day prior to the interest payment date of an interest payment period shall be the level of the reference rate with respect to such fifth day. Because the level of the reference rate for any day from and including the fifth U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period shall be the level of the reference rate with respect to such fifth day, if with respect to such fifth day 10CMT is not within the reference rate range, you will not receive any interest in respect of any days on or after that fifth business day to but excluding the interest payment date even if any of those days would have been an accrual day were the levels of 10CMT determined based on the actual reference rate with respect to such day.

￭The historical performance of 10CMT is not an indication of future performance. The historical performance of 10CMT should not be taken as an indication of future performance during the term of the notes. Changes in the level of 10CMT will affect the trading price of the notes, but it is impossible to predict whether such level will rise or fall. There can be no assurance that 10CMT will be within the reference rate range on any day during the floating interest rate period so that interest will accrue for such day.

￭Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, on redemption dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities

October 2025 Page 8

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of the reference rate and interest and yield rates, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Moreover, in accordance with the risk neutral valuation model determination noted herein, it is less likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the

October 2025 Page 9

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

interest payable on the notes is less than the interest that would be payable on other instruments of the issuer of a comparable maturity trading in the market. Accordingly, you should be willing to hold your notes to maturity.

￭Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the notes on the pricing date.

￭Our affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, our affiliates expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Description of Debt Securities―Base Rates—CMT Rate Debt Securities” and related definitions in the accompanying prospectus, subject to and as modified by the provisions described in “Additional Provisions—Reference Rate” above.

Risks Relating to the Reference Rate

￭The reference rate will be affected by a number of factors. A number of factors can affect the reference rate, including, but not limited to:

￭sentiment regarding the U.S. and global economies;

￭expectations regarding the level of price inflation;

￭sentiment regarding credit quality in the U.S. and global credit markets;

￭central bank policy regarding interest rates;

￭inflation and expectations concerning inflation; and

￭performance of capital markets.

These and other factors may have a negative impact on the amount of interest payable on the notes and on the value of the notes prior to maturity.

￭The reference rate and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the reference rate is calculated will continue in its current form. The reference rate may be altered or discontinued or the calculation or dissemination of the reference rate may be suspended. No person has any obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the reference rate. Any of these events could reduce the reference rate and may have a negative impact on the amount of interest payable on the notes and on the value of the notes prior to maturity.

October 2025 Page 10

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Use of Proceeds and Hedging

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the notes borne by you and described beginning on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each note they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each note. The agent may distribute the notes through Morgan Stanley Wealth Management, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “The Notes” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

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Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal tax purposes. Whether the notes should be treated as “variable rate debt instruments” or “contingent payment debt instruments,” however, will depend, among other things, upon the facts at the time of issuance of the notes.

If the notes are treated as variable rate debt instruments, they will be taxed in the manner described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes.”

If the notes are treated as contingent payment debt instruments, as described in the section of the accompanying prospectus supplement called "United States Federal Taxation—Tax Consequences to U.S. Holders— Notes—Contingent Payment Notes,” you generally would be subject to annual income tax based on the “comparable yield” of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes. In addition, any gain recognized on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

October 2025 Page 12

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 21, 2040

10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

Where You Can Find More Information

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov. as follows:

Prospectus Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

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